As Adopted by the Board of Directors January 31, 2003 As Amended by the Board of Directors November 17, 2005
WELLSFORD REAL PROPERTIES, INC. CODE OF BUSINESS CONDUCT AND ETHICS FOR DIRECTORS, SENIOR FINANCIAL OFFICERS, OTHER OFFICERS AND ALL OTHER EMPLOYEES
Introduction

        It is the general policy of Wellsford Real Properties, Inc. (the “Company”) to conduct its business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable local, state and federal laws. Obeying the law both in letter and in spirit is the foundation on which this Company’s ethical standards are built. In carrying out this policy, the Company has adopted the following Code of Business Conduct and Ethics (the “Code”).

        This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must comply with this Code and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

        The Code is intended to be a “code of ethics” within the meaning of Section 406 of The Sarbanes-Oxley Act of 2002 and the rules promulgated there under.

        If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

        Those who violate the standards in this Code will be subject to disciplinary action. In addition, some of the violations can subject either the employee or the Company to civil and criminal penalties.

        If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

        1.         Compliance with Laws, Rules and Regulations

The Company complies with all applicable laws and regulations in the conduct of its activities and expects the directors, officers and employees to do the same. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all directors, officers and employees are expected to know the details of these laws, it is important to exercise good judgment, to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel and ask questions whenever in doubt.

        2.         Conflicts of Interest

        It is the policy of the Company to avoid situations that create an actual or potential conflict between a director’s, officer’s or employee’s personal interests and the interests of the Company. A conflict of interest exists when a person’s loyalties or actions are divided between the interests of the Company and those of another, such as a competitor, supplier, customer or personal business. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Moreover, the appearance of a conflict of interest alone can adversely affect the Company and its relations with its customers, suppliers and employees. The appearance of a conflict should also be avoided.

        Directors, officers and employees are expected to use good judgment, to adhere to high ethical standards and to avoid situations that create an actual or potential conflict of interest. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member without prior disclosure to and approval from the Chief Executive Officer. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

        Conflicts of interest can also arise with respect to employment of relatives and persons with close personal relationships. Further, if a director, officer or employee or someone with whom a director, officer or employee has a close relationship (a family member or close companion) has a financial or employment relationship with a competitor, supplier, or potential supplier, the director, officer or employee must disclose this fact in writing to the Chief Financial Officer.

        Federal law now prohibits most loans or extensions of credit from a company whose stock is publicly traded to its directors or executive officers. The Company will not directly or indirectly extend any loan or credit to any director or executive officer except as permitted by law and approved by a vote of the disinterested members of the Board of Directors.

        3.         Corporate Opportunities

Employees, officers and directors, either individually or with or through a family member or relatives, are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee, without prior approval from the Company’s Chief Executive Officer, may use corporate property, information, or position for personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
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        4.        Competition and Fair Dealing

        We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing secret trade information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

        Company personnel should not engage a competitor in discussions, agreements or understandings concerning proprietary or specific information with regards to tenant lease terms, investees, interest rates, transaction structures, similar business related arrangements or any other business of the Company. In addition, Company personnel should avoid discussing with a competitor of any other agreements inhibiting free and open competition or involving tie-in sales or reciprocal transactions without prior authorization from the Chief Financial Officer.

        The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain an unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company director, officer or employee, family member of a director, officer or employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Any proposed gift to a director, officer or employee, family member of a director, officer or employee or agent which is other than of nominal value (greater than $50) should be discussed first with the Chief Financial Officer for appropriate resolution, in advance of the receipt of such proposed gift.

        5.        Equal Employment and Working Conditions

        Each of us has a fundamental responsibility to show respect and consideration to our co-workers. The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. All employment practices and decisions, including those involving recruiting, hiring, transfers, promotions, compensation, benefits, discipline and termination, will be conducted without regard to race, creed, color, religion, national origin, sexual orientation, sex or age and will comply with all applicable laws.

        6.         Relationships with Co-workers

        The Company expects everyone to provide co-workers with information that is accurate, complete, objective, relevant, timely and understandable and to share knowledge and maintain skills important and relevant to each co-workers’ needs.

The Company expects all supervisory personnel to promote ethical behavior in the work environment.
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        7.         Health and Safety

        The Company strives to provide each director, officer and employee with a safe and healthy work environment. Each director, officer and employee has an individual responsibility for maintaining a safe and healthy workplace for all directors, officers and employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

        Violence and threatening behavior are not permitted. Directors, officer and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

        8.         Disclosures in Periodic Reports

        As a public company, the Company is required to file various periodic reports with the Securities and Exchange Commission. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports.

        9.         Record Keeping

        The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and be supported by appropriate documents in a form suitable for an audit, and must conform both to applicable legal requirements and to the Company’s system of internal controls. All company business data, records and reports must be prepared truthfully and accurately.

        Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies.

        10.        Confidentiality of Company Information and Trade Secrets of Others

        Persons who come into possession of Company information must safeguard the information from the public and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. This duty of confidentiality is important both as to the Company’s competitive position and with respect to the securities laws applicable to the Company as a public Company.

Consistent with the foregoing, all Company personnel should be discrete with respect to inside information and not discuss it in public places. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even
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the appearance of impropriety, Company personnel should refrain from providing advice or making recommendations regarding the purchase or sale of the Company’s securities.

        Confidential information related to the Company can include a variety of materials and information regarding the ongoing operations and plans of the Company. For example, confidential information can include information regarding the financial health of the Company, salary and personnel information, and marketing and sales plans. Confidential information will be held in the strictest confidence, and such confidential information will not be disclosed by any employee to any third party unless the third party has signed a nondisclosure agreement approved by the Company’s Chief Financial Officer and the specific disclosure also has been approved by the Chief Financial Officer. The confidential information can only be disclosed by an employee for limited purposes where the confidential information is needed.

        Company personnel must maintain the confidentiality of confidential or proprietary information entrusted to them by the Company or others, except when disclosure is authorized in writing by the Chief Financial Officer or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. The obligation to preserve confidential information continues even after employment ends, in accordance with the proprietary data agreement signed at the start of employment.

        Company personnel must not intentionally or inadvertently breach any agreement to keep knowledge or data in confidence or in trust prior to employment with the Company. During employment by the Company no confidential or proprietary information or material belonging to any previous employer or other parties shall be improperly used or disclosed to the Company. Directors, officers and employees must not bring onto the premises of the Company or use in the performance of his or her responsibilities any unpublished documents or any property belonging to any previous employer or any other person to whom the director, officer or employee has an obligation of confidentiality unless consented to in writing by that previous employer or person.

        Refer to the Company’s “MIS Information Security Policy” related to the use of Company provided MIS equipment technology.

        11.         Protection and Proper Use of Company Assets

        No secret or unrecorded fund of Company assets or cash shall be established or maintained for any purpose. Anyone spending or obligating Company funds should be sure that the transaction is properly and appropriately documented, and that the Company receives the appropriate value in return.

All employees should endeavor to protect the Company’s assets and ensure their efficient use. No director, officer or employee shall commit or contribute to acts of dishonesty against the Company such as fraud, theft, embezzlement or misappropriation of corporate assets. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft or any other unauthorized use or misappropriation should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.
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        The Company licenses the use of much of its computer software from a variety of outside companies. The Company does not own this software or its related documentation and, unless authorized by the software developer, does not have the right to reproduce it. With regard to the use of software on local area networks or on multiple machines, directors, officers and employees shall only use the software in accordance with the license agreement.

        12.         Refer to the Company’s “MIS Information Security Policy” related to the use of Company provided MIS equipment technology. Political Contributions and Payments to Government Personnel

        The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

        In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

        13.         Waivers of the Code of Business Conduct and Ethics

        Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or the Board of Directors committee responsible for corporate governance matters and will be promptly disclosed as required by law or regulation.

        14.        Reporting any Illegal or Unethical Behavior or Other Violations of this Code

Employees are responsible for being aware of the corporate policies applicable to their activities and to comply with them fully. Employees also have a duty to report any apparent misconduct through appropriate management channels, or any special and confidential reporting mechanisms which may be established within the Company for such purposes, and to assist the Company in the prevention and correction of such problems. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Employees who know or have good reason to believe that other employees are engaged in conduct violating this policy should report this to the Chief Financial Officer. No supervisor shall retaliate against an employee, either directly or indirectly, who in good faith and in accordance with Company procedure, reports an act of apparent misconduct. Employees are also expected to cooperate fully with the Company or governmental authorities in any investigation of an alleged violation. Failure of any employee to comply with such policies will result in disciplinary action up to and including termination. In the event an employee is not satisfied with the response they receive from their supervisor, the employee should speak to an appropriate senior officer within the Company or Chairman of the Audit Committee.
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        Refer to the Company’s policy entitled “Policy For Protection of Whistleblowers From Retaliation” which describes the policy, complaint procedure under the policy and remedies.

        15.         Compliance Procedures         We must all work to ensure prompt and consistent action against, violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

o	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

o	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

o	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

o	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems. If you are not satisfied with the response you receive from your supervisor, you should bring your grievance to an appropriate senior officer within the Company.

o	Seek help from Company resources. In the case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with a responsible officer of the Company.

o	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations. Further, the Company has adopted a policy for the protection of whistleblowers that prohibits any form of retaliation against an individual who reports violations.

o	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

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CERTIFICATION OF RECEIPT AND ACKNOWLEDGMENT OF COMPLIANCE WITH CODE OF BUSINESS CONDUCT AND ETHICS FOR DIRECTORS, SENIOR FINANCIAL OFFICERS, OTHER OFFICERS AND ALL OTHER EMPLOYEES
        I hereby certify and acknowledge to Wellsford Real Properties, Inc. (“WRP”) the following:

        I have received a copy of WRP’s Code of Business Conduct and Ethics for Directors, Senior Financial Officers, Other Officers and All other Employees (the “Policy”), as amended by the Board of Directors on November 17, 2005.

        I have read, understood and agree to comply with all terms, conditions and provisions of the Policy.

        I have not violated the terms, conditions and provisions of the Policy at any time in the past while serving as an employee, officer or director of WRP.

The undersigned declares that he or she has examined this Certification of Receipt and Acknowledgment of Compliance, and, to the best of his or her knowledge and belief, it is true, correct and complete.

SIGNATURE:	_________________________________
PRINTED NAME:	_________________________________
DATE:	_________________________________
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